 UNITED STATES
SECRUITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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[ ]	Definitive Proxy Statement
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JAMES ADVANTAGE FUNDS

(Name of Registrant as Specified In Its Charter)

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James Balanced: Golden Rainbow Fund

YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Scheduled for June 27, 2019

Dear Valued Shareholder:

We have been trying to reach shareholders regarding the Special Meeting of Shareholders for the James Balanced: Golden Rainbow Fund (the “Fund”), a series of the James Advantage Funds (the “Trust”). The Special Meeting of Shareholders was originally planned for Thursday, June 27, 2019 but has been adjourned due to lack of quorum to Thursday, July 18, 2019 at 11:00 am ET, in the offices of the Trust at 1349 Fairground Road, Xenia, Ohio 45385.

We are asking you to please take a moment now to submit your vote. You may think your vote is inconsequential, but your participation helps us to avoid costly adjournments and additional solicitations.

Shareholders will be asked to vote on the following proposal:

Proposal 1: To approve a new Investment Advisory Agreement among the Trust, on behalf of the Fund, and James Investment Research, Inc. (“JIR” or the “Adviser”) (the “Proposal”);

While to date, an overwhelming majority of the votes received have been cast in favor of the proposal, a quorum of the shares entitled to vote has not yet been achieved for your Fund.

The Board of Trustees recommends that you vote “FOR” the Proposal.

The proxy statement is available online at www.okapivote.com/JamesFunds. In order for your vote to be represented, we must receive your voting instructions. For your convenience, please use any of the following methods to submit your vote:

1.	By Internet

Follow the simple instructions on the enclosed proxy card.

2.	By Touchtone

Call the toll-free number located on your proxy card and follow the simple instructions.

3.	By Mail

Simply return your executed proxy card in the envelope provided.

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 1-855-208-8903. Representatives are available Monday - Friday 9:00am to 10:00pm (ET).

Please take a moment and vote today! Thank you!

An investment in the Funds involves risk, including loss of principal.